As Filed With the Securities and Exchange Commission
on September 9, 2005
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENESCO INC.
(Exact name of registrant as specified in its charter)

Tennessee	62-0211340
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1415 Murfreesboro Road
Nashville, Tennessee 37217-2895
(Address of Principal Executive Offices)
GENESCO INC. 2005 EQUITY INCENTIVE PLAN
(Full title of the plan)
Roger G. Sisson
Vice President, Secretary and General Counsel
Genesco Inc.
1415 Murfreesboro Road
Nashville, Tennessee 37217-2895
(615) 367-7000
(Name, Address, and Telephone Number of Registrant’s agent for service)
Copy to:
J. Allen Overby
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-0002
CALCULATION OF REGISTRATION FEE

		Proposed
	Amount to be	maximum offering	Proposed
Title of securities	registered	price per	maximum aggregate	Amount of
to be registered	(1)	share(2)	offering price	registration fee
Common Stock, $1.00 par value, and associated rights to purchase Series 6 Subordinated Serial Preferred Stock	1,000,000	$38.48	$38,480,000	$4,530

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Pursuant to Rule 457(h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Stock on the New York Stock Exchange on September 2, 2005.

PART I
Information Required in the Section 10(a) Prospectus
     Genesco Inc. (the “Registrant”) has sent or given or will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the SEC, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:
(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005;
(2)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2005 and July 30, 2005;
(3)	The Registrant’s Current Reports on Form 8-K filed with the SEC on February 7, 2005, February 15, 2005, March 3, 2005, March 7, 2005, March 24, 2005, May 11, 2005, May 26, 2005, June 7, 2005, June 28, 2005, June 28, 2005, August 2, 2005 and August 24, 2005; and
(4)	The description of the Registrant’s Common Stock, $1.00 par value, and the associated rights to purchase Series 6 Subordinated Serial Preferred Stock, contained in the Registrant’s Registration Statement on Form 8-A/A, filed with the SEC on May 1, 2003, and including all other amendments and reports filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.
     Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or the related prospectus.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Roger G. Sisson, Vice President, Secretary and General Counsel of the Registrant, has opined as to the validity of the securities registered hereby. Mr. Sisson is employed by the Registrant and is eligible to participate in the Genesco Inc. 2005 Equity Incentive Plan. Mr. Sisson owns shares of Common Stock and has been granted options to acquire additional shares of Common Stock.
Item 6. Indemnification of Directors and Officers.
     The Tennessee Business Corporation Act, or the “TBCA,” provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if:
•	the director or officer acted in good faith;

•	in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest;

•	in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation; and

•	in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful.
     In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instituted because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if the officer or director is adjudged liable on the basis that the personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that:
•	the officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation;

•	the officer or director was adjudged liable on the basis that personal benefit was improperly received by him or her; or

•	the officer or director breached his or her duty of care to the corporation.
     Our charter provides that no director shall be liable to us or our shareholders for monetary damages for breach of any fiduciary duty as a director, except to the extent provided by the TBCA. Under the TBCA, this provision relieves our directors from personal liability to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from a judgment or other final adjudication establishing:
•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; or

•	any unlawful distributions.
     We currently have in effect an executive liability insurance policy which provides coverage for our directors and officers. We also have in effect agreements with our directors which, to the maximum extent permitted by law and on the terms set forth therein, generally require us to indemnify such persons against any liability incurred in a proceeding because such person is or was a director and, in advance of the disposition of such proceeding, to advance reasonable expenses incurred by the director in connection with such proceeding. The foregoing summaries are subject to the full text of the TCBA, our charter and the form of agreements with our directors and are qualified in their entirety by reference thereto.
Item 7. Exemption from Registration Claimed.
     None.
Item 8. Exhibits.
4.1	Restated Charter of Genesco Inc.

4.2	Bylaws of Genesco Inc.

4.3	Indenture dated as of June 24, 2003, between Genesco Inc. and Bank of New York

4.4	Registration Rights Agreement dated as of June 24, 2003 among Genesco Inc., Banc of America Securities, LLC, Banc One Capital Markets, Inc., JP Morgan Securities Inc. and Wells Fargo Securities, LLC

4.5	Form of Certificate for the Common Stock

4.6	Amended and Restated Rights Agreement, dated as of August 28, 2000, between Genesco Inc. and First Chicago Trust Company of New York, as Rights Agent

5	Opinion of Registrant’s General Counsel

10	Genesco Inc. 2005 Equity Incentive Plan

23.1	Consent of Registrant’s General Counsel

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm

24	Power of Attorney
Item 9. Undertakings.
     A. The Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that clauses (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 9th day of September, 2005.

GENESCO INC.
By:	/s/ Hal N. Pennington
Hal N. Pennington
Chairman, President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints James S. Gulmi and Roger G. Sisson and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Hal N. Pennington Hal N. Pennington	Chairman, President and Chief Executive Officer (Principal Executive Officer)	September 9, 2005

/s/ James S. Gulmi James S. Gulmi	Senior Vice President — Finance and Chief Financial Officer (Principal Financial Officer)	September 9, 2005

/s/ Paul D. Williams Paul D. Williams	Chief Accounting Officer (Principal Accounting Officer)	September 9, 2005

/s/ Leonard L. Berry Leonard L. Berry, Ph.D.	Director	September 9, 2005

/s/ William F. Blaufuss, Jr. William F. Blaufuss, Jr.	Director	September 9, 2005

/s/ Robert V. Dale Robert V. Dale	Director	September 9, 2005

Signature	Title	Date

/s/ Matthew C. Diamond Matthew C. Diamond	Director	September 9, 2005

/s/ Marty G. Dickens Marty G. Dickens	Director	September 9, 2005

/s/ Ben T. Harris Ben T. Harris	Director	September 9, 2005

/s/ Kathleen Mason Kathleen Mason	Director	September 9, 2005

/s/ William A. Williamson, Jr. William A. Williamson, Jr.	Director	September 9, 2005

EXHIBIT INDEX

4.1	Restated Charter of Genesco Inc. (filed as Exhibit 1 to the Registrant’s Registration Statement on Form 8-A/A filed with the SEC on May 1, 2003, and incorporated herein by reference)

4.2	Bylaws of Genesco Inc. (filed as Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 1995, and incorporated herein by reference)

4.3
Indenture dated as of June 24, 2003, between Genesco Inc. and Bank of New York (filed as Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended August 2, 2003, and incorporated herein by reference)

4.4
Registration Rights Agreement dated as of June 24, 2003 among Genesco Inc., Banc of America Securities, LLC, Banc One Capital Markets, Inc., JP Morgan Securities Inc. and Wells Fargo Securities, LLC (filed as Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q for the period ended August 2, 2003, and incorporated herein by reference)

4.5	Form of Certificate for the Common Stock (filed as Exhibit 3 to the Registrant’s Registration Statement on Form 8-A/A filed with the SEC on May 1, 2003, and incorporated herein by reference)

4.6
Amended and Restated Rights Agreement, dated as of August 28, 2000, between Genesco Inc. and First Chicago Trust Company of New York, as Rights Agent (filed as Exhibit 4 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 30, 2000, and incorporated herein by reference)

5	Opinion of Registrant’s General Counsel

10	Genesco Inc. 2005 Equity Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 28, 2005, and incorporated herein by reference)

23.1	Consent of Registrant’s General Counsel (included in Exhibit 5)

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm

24	Power of Attorney (included on signature page to this Registration Statement)